Exhibit 10.2
February 1, 2022

Via Email

Scott Davidson

Re:    Terms of Transition and Separation

Dear Scott:

This letter confirms the agreement (“Agreement”) between you and Alteryx, Inc. (the “Company”) concerning the terms of your transition and separation from employment and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and covenant not to sue now and upon the Separation Date (defined below) as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1.Separation from Employment: Your employment with the Company will end upon the Separation Date (as defined below). You and the Company have decided to end your relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to you. The Company has also discussed with you the terms under which it is willing to continue your employment through the Transition Period, as described further below.

2.Continued Employment; Other Release Consideration: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to continue your employment on the following terms:

a.Separation Date; Transition Period and Services: Your last day of employment with the Company will be March 16, 2022 (the “Separation Date”) subject to the at-will nature of your employment, as described in Paragraph 2(d) below. Between now and the Separation Date (the “Transition Period”), you agree to carry out such transition services as directed principally by the Company’s Chief Executive Officer, Mark Anderson, to whom you will report, including transition of the responsibilities, duties, and knowledge relative to your position (the “Transition Services”).

b.Compensation and Benefits: During the Transition Period, the Company will continue to pay you your current base salary and you will continue to be eligible to participate in benefits customarily afforded to other employees, including participation in the Company-sponsored health benefits plan and continued vesting of equity awards, to the fullest extent allowed by the governing plans, agreements, or policies. Provided you remain employed through the Separation Date, and subject to the Company’s and your achievement of the applicable performance criteria through December 31, 2021, you will be eligible to receive payment of your variable incentive compensation payable under the 2021 Alteryx Bonus Plan, with such amount to be paid at such time as annual incentive bonuses are paid to other participants, less applicable state and federal payroll deductions.

c.Separation Compensation: Provided that you cooperatively and diligently provide the Transition Services as determined by the Company in good faith and in its sole discretion, then in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit A (the “Second Release”), to be signed no earlier than the Separation Date, and your other promises herein, the Company agrees as follows:

i.Severance. The Company agrees to pay you, within ten (10) business days following the effectiveness of the Second Release (as provided therein), a lump sum payment in the gross amount of $326,250, less applicable state and federal payroll deductions, which equals nine (9) months of your current base salary.

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ii.COBRA. Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits for nine (9) months following the Separation Date. You will remain responsible for, and must continue to pay, the portion of premiums, co- payments, etc. that you would have paid had your employment continued.

d.At-Will Employment. During the Transition Period, your employment with the Company will remain at-will, meaning either you or the Company may terminate your employment at any time with or without notice or reason.

By signing below, you acknowledge that you are receiving the release consideration outlined in this Section 2 in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the release consideration.

3.Final Pay. On your final day of employment, the Company will pay you for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of your separation from employment. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under this Agreement.

4.Return of Company Property. You hereby warrant to the Company that, no later than your final day of employment, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5.Proprietary Information. You hereby acknowledge that you are bound by the Confidential Information and Invention Assignment Agreement previously entered into, and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone, except as required in the course of your employment with the Company. You further confirm that you will deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such Proprietary Information and that you will not take with you any such documents or data or any reproduction thereof.

6.Company Equity. During the Transition Period, your outstanding Company equity awards will continue to vest according to their terms; however, all vesting will cease as of the Separation Date (assuming your continuous employment through that date). At all times, your rights concerning your awards will continue to be governed by the Company’s 2017 Equity Incentive Plan and the written award agreements governing their grant (collectively, the “Equity Agreements”).

7.General Release and Waiver of Claims.

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a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options, restricted stock units or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company, including under your Company Severance and Change in Control Agreement effective March 25, 2020 (your “Severance and CIC Agreement”) and your Offer Letter dated October 10, 2019 (your “Offer Letter”). To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on disability or under the Americans with Disabilities Act. By signing this Agreement, you are not releasing or waiving any claims under the California Fair Employment and Housing Act; however, for the avoidance of doubt, you will release and waive such claims once you sign the Second Release.

b.By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

8.Covenant Not to Sue.

a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9.Protected Rights. You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

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10.Arbitration. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Orange County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement and/or the Second Release, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement and/or the Second Release. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement and the Second Release are intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

11.Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement and the Second Release, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

12.Confidentiality. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

13.Section 409A.
a.To the extent (i) any payments or benefits to which you become entitled under this Agreement, or under any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the IRS Code of 1986, as amended (the “Code”) and (ii) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments will not be made or commence until the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company or (B) the date of your death following such separation from service; provided, however, that such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Paragraph will be paid to you or your beneficiary in one lump sum (without interest).
b.It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).
c.It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and/or Treasury Regulation Section 1.409A-1(b)(9) (iii) (as “involuntary separation pay”).

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d.To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.
e.Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year will not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in you incurred such expenses, and in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

14. No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

15.Complete and Voluntary Agreement. This Agreement, together with Exhibit A hereto and the Equity Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including but not limited to your Offer Letter and Severance and CIC Agreement. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute this Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

16.All Payments. You understand and agree that except as expressly provided for in this Agreement, you shall not be entitled to any other consideration, separation or change in control benefits, including, but not limited to, any severance payments, equity or equity acceleration benefits or any other severance benefits provided for under any agreement by and between you and the Company, including, but not limited to your Company Severance and Change in Control Agreement, your Offer Letter or the agreements evidencing any of your Company equity awards.

17.Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

18.Modification; Counterparts; Electronic/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

19.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

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20.Review of Separation Agreement; Effective Date; Second Release. This Agreement is effective on the date it is signed by you and is not revocable after you sign it (the “Effective Date”). You understand that you may take up to twenty-one (21) days to consider the Second Release (the “Consideration Period”). You also understand you may revoke the Second Release within seven (7) days of signing it and that the consideration to be provided to you pursuant to Paragraph 2(c) will be provided only after the expiration of that seven (7) day revocation period. The Second Release will be effective on the eighth (8th) day after you sign it provided you have not revoked it as of that time.

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If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

ALTERYX, INC.

By: /s/ Mark Anderson
Mark Anderson
Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Scott Davidson
Scott Davidson
Date: Feb 2, 2022

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EXHIBIT A

SECOND RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Scott Davidson (“Employee”) and Alteryx, Inc. (the “Company”) (collectively, “the parties”).
WHEREAS, on     , 2022, Employee and the Company entered into an agreement regarding Employee’s transition and separation from employment with the Company (the “Separation Agreement,” to which this Second Release is attached as Exhibit A);
WHEREAS, on March 16, 2022, Employee’s employment with the Company terminated (the “Separation Date”);
WHEREAS, the Company has determined that Employee cooperatively and diligently provided the Transition Services (as defined in the Separation Agreement);
WHEREAS, this agreement serves as the Second Release, pursuant to the Separation Agreement;
and
WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment and separation from employment with the Company;
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Second Release.
1.Acknowledgment of Payment of Wages. By his signature below, Employee acknowledges that, on the Separation Date, the Company paid him for all wages, salary, accrued vacation (if applicable), bonuses, commissions, reimbursable expenses previously submitted by him, and any similar payments due him from the Company as of the Separation Date. By signing below, Employee acknowledges that the Company does not owe him any other amounts, except as may become payable under the Separation Agreement and the Second Release. Please promptly submit for reimbursement all final outstanding expenses, if any.

2.Return of Company Property. Employee hereby warrants to the Company that he has returned to the Company all property or data of the Company of any type whatsoever that has been in his possession, custody or control.

3.Consideration. In exchange for Employee’s agreement to this Second Release and his other promises in the Separation Agreement and herein, the Company agrees to provide Employee with the consideration set forth in Paragraph 2(c) of the Separation Agreement. By signing below, Employee acknowledges that he is receiving the consideration in exchange for waiving his rights to claims referred to in this Second Release and he would not otherwise be entitled to the consideration.

4.General Release and Waiver of Claims.

a.The payments and promises set forth in this Second Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options, restricted stock units or other ownership interest in the Company, termination benefits or other compensation to which Employee may be entitled by virtue of his employment with the Company or his separation from the Company, including pursuant to the Separation Agreement. To the fullest extent permitted by law, Employee hereby releases and waives any other claims he may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including,without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of his employment or separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.By signing below, Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c.Employee and the Company do not intend to release claims that he may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Second Release. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Separation Agreement.

5.Covenant Not to Sue.

a.To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Second Release.

b.Nothing in this paragraph shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

6.Protected Rights. Employee understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Second Release, limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Employee further understands that this Second Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Second Release does not limit Employee’s right to receive an award for information provided to any Government Agencies.

7.Non-disparagement. Employee agrees that he will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit Employee from providing truthful information in response to a subpoena or other legal process.

8.Review of Second Release; Expiration of Offer. Employee understands that he may take up to twenty-one (21) days to consider this Second Release (the “Consideration Period”). The offer set forth in this Second Release, if not accepted by Employee before the end of the Consideration Period, will automatically expire. By signing below, Employee affirms that he was advised to consult with an attorney prior to signing this Second Release. Employee also understands that he may revoke this Second Release within seven (7) days of signing this document and that the consideration to be provided to him pursuant to Paragraph 2(c) of the Separation Agreement will be provided only after the expiration of that seven (7) day revocation period.

9.Effective Date. This Second Release is effective on the eighth (8th) day after Employee signs it, provided he has not revoked it as of that time (the “Effective Date”).

10.Other Terms of Separation Agreement Incorporated Herein. All other terms of the Separation Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this

Second Release, including, without limitation, the provisions on Arbitration, Governing Law, and Attorneys’ Fees.
Sincerely,

ALTERYX, INC.

By:    _____________________________     Mark Anderson
Chief Executive Officer

READ, UNDERSTOOD AND AGREED

Scott Davidson
Date: